Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of NI Holdings, Inc. of our report dated August 10, 2016 relating to our audit of the consolidated balance sheets of Nodak Mutual Insurance Company and Subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for the years then ended. We also consent to the reference to our Firm under the caption "Experts" in the prospectus.

/s/ WeiserMazars LLP

Fort Washington, PA

August 12, 2016